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             Interliant Commences Exchange Offer to Holders of $38M
                    of Its 7% Convertible Subordinated Notes

PURCHASE, NY, NOVEMBER 12, 2001 -- Interliant, Inc. (Nasdaq:INIT), a leading global application service provider (ASP), announced today that it has commenced an exchange offer to holders of $38 million of its $164.8 million outstanding 7% Convertible Subordinated Notes issued February 2000 (Subordinated Notes). The exchange offer is being made to holders of the Subordinated Notes who are not a party to the definitive agreement for the private transaction announced by the Company on October 24, 2001, to restructure $126.8 million in principal value of the Subordinated Notes. The terms of the public exchange offer are identical to the terms accepted by the holders in the private transaction. The exchange offer commenced on November 9, 2001, with the filing of the requisite documentation with the Securities and Exchange Commission and is scheduled to expire on December 12, 2001, at 5 p.m.

Under the terms of the public exchange offer, for each $1,000 principal amount of Subordinated Notes accepted in the exchange offer, the tendering holder will receive $270.00 principal amount of senior notes (New Senior Notes) which are convertible into 270 shares of the Company's common stock; warrants to purchase
67.50 shares of the Company's common stock at an exercise price of $0.60 per share; and $70.00 in cash. The New Senior Notes will be senior to the Subordinated Notes and will mature five years from the date of issue. Interest of 10 percent per annum on the principal of the New Senior Notes will be payable semi-annually, either in cash or in additional New Senior Notes, at the election of the Company.

Interliant will accept up to a maximum of $38,072,000 principal amount, or approximately 23%, of the outstanding Subordinated Notes that are properly tendered and not withdrawn in the exchange offer prior to the December 12th deadline. The Company anticipates closing on the exchange offer and the private restructuring transaction prior to December 31, 2001. The closings of the public exchange offer and the private transaction are conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the public exchange offer, at least $13,186,000 principal amount, or 8%, of the outstanding subordinated notes, unless waived.

The Chase Manhattan Bank will serve as the Exchange Agent and Mellon Investor Services LLC will serve as Information Agent for the exchange offer.

The foregoing shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Interliant
----------------
Interliant, Inc. (Nasdaq:INIT) is a leading global application service provider
(ASP) and pioneer in the ASP market. Interliant's INIT Solutions Suite includes managed messaging, managed hosting, security, Web hosting (branded solutions, OEM and private label), and professional services. Interliant, headquartered in Purchase, NY, has forged strategic alliances with the world's leading software, networking and hardware manufacturers including Microsoft (Nasdaq:MSFT), Dell Computer Corporation (Nasdaq:DELL), Oracle Corporation (Nasdaq:ORCL), Verisign/Network Solutions (Nasdaq:VRSN), IBM (NYSE:IBM), Sun Microsystems Inc. (Nasdaq:SUNW), and Lotus Development Corp. For more information about Interliant, visit http://www.interliant.com.
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Interliant and INIT Solutions Suite are trademarks of Interliant, Inc., in the
United States, other countries, or both. Other company, product, and service names may be trademarks or service marks of others.

     This press release contains forward-looking statements that can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "plan," "forecast" and similar words and expressions. Such forward-looking statements involve risks and uncertainties that may cause actual results, performance, achievements and the timing of certain events to differ significantly from the results discussed or implied in the forward-looking statements. Therefore, no forward-looking statement can be guaranteed. Important factors to consider in evaluating such forward-looking statements include uncertainty that the exchange offer and the related private restructuring transaction can be completed on the terms described or at all, demand for our services will increase and other competitive market factors, changes in Interliant's business strategy or an inability to execute Interliant's strategy due to unanticipated changes in its business, its industry or the economy in general, unforeseen difficulties in integrating acquisitions and other factors set forth more fully in Interliant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and other filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors affecting Interliant's forward-looking statements and investors therefore should not consider any list of factors affecting Interliant's forward-looking statements to be an exhaustive statement of risks, uncertainties or potentially inaccurate assumptions. Interliant does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that Interliant's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.